Delisting Determination, The Nasdaq Stock Market, LLC, April 12, 2023, Pingtan Marine Enterprise Ltd.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the ordinary shares of Pingtan Marine Enterprise Ltd., effective at the opening of the trading session on May 12, 2023.
Based on review of information provided by the Company, Nasdaq
Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5101. The Company was notified of the Staff determination on December 21, 2022.
On December 28, 2022, the Company exercised its right to appeal the Staff determination to the Hearings Panel (Panel) pursuant to Rule 5815. A hearing was held on February 9, 2023. On February 27, 2023, upon review of the information provided by the Company, the Panel determined to affirm Staff delist determination and deny the Company request to remain listed in the Exchange. The Company securities were suspended on March 1, 2023. The Company did not appeal the Panel decision to the Nasdaq Listing and Hearing Review Council (Council) and the Council did not call the matter for review. The Staff determination to delist the Company became final on April 13, 2023.